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                                                                      EXHIBIT 11

                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                                       YEAR ENDED DECEMBER 31
                                   ---------------------------------------------------------------
                                          2002                  2001                  2000
                                   -------------------   -------------------   -------------------
                                   DILUTED     BASIC     DILUTED     BASIC     DILUTED     BASIC
                                   --------   --------   --------   --------   --------   --------
                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
EARNINGS:
Net income.......................  $1,557.8   $1,557.8   $1,847.6   $1,847.6   $1,630.6   $1,630.6
Preferred dividends..............     (62.8)     (62.8)     (15.5)     (15.5)      (9.2)      (9.2)
                                   --------   --------   --------   --------   --------   --------
Earnings available to common
  shareholders...................  $1,495.0   $1,495.0   $1,832.1   $1,832.1   $1,621.4   $1,621.4
                                   ========   ========   ========   ========   ========   ========
AVERAGE SHARES:
  Common.........................     459.3      459.3      462.0      462.0      471.8      471.8
  Common equivalents.............       5.3         --        6.1         --        4.4         --
                                   --------   --------   --------   --------   --------   --------
Total............................     464.6      459.3      468.1      462.0      476.2      471.8
                                   ========   ========   ========   ========   ========   ========
EARNINGS PER COMMON SHARE........  $   3.22   $   3.26   $   3.91   $   3.97   $   3.40   $   3.44
                                   ========   ========   ========   ========   ========   ========